Exhibit 99.1

Sunoco LP Announces Private Offering of Senior Notes

DALLAS, September 4, 2025 – Sunoco LP (NYSE: SUN) (“Sunoco”) today announced a private offering (this “offering”) of senior notes due 2031 in an aggregate principal amount of $850 million (the “2031 notes”) and senior notes due 2034 in an aggregate principal amount of $850 million (the “2034 notes,” and collectively with the 2031 notes, the “notes”).

Sunoco intends to use the net proceeds from this offering (i) on the closing date (the “Effective Date”) of Sunoco’s acquisition of all of the issued and outstanding common shares of Parkland Corporation (“Parkland” and such acquisition, the “Parkland Acquisition”), together with the net proceeds of the concurrently announced private offering of its Series A Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units (the “Preferred Equity Offering”), to fund a portion of the cash consideration for the Parkland Acquisition and related transaction costs and (ii) prior to the Effective Date, to temporarily reduce the borrowings outstanding under Sunoco’s revolving credit facility and pay interest and fees in connection therewith. This offering is not contingent on the completion of the Parkland Acquisition or the Preferred Equity Offering, and neither the Parkland Acquisition nor the Preferred Equity Offering is conditioned on the completion of this offering.

If (i) the Parkland Acquisition has not been completed on or prior to May 5, 2026 (the “Special Mandatory Redemption Date”), or (ii) prior to the Special Mandatory Redemption Date, (a) the Arrangement Agreement, dated as of May 4, 2025, among Sunoco, Parkland and certain of their respective affiliates, is terminated or (b) Sunoco will not pursue the completion of the Parkland Acquisition or has determined in its sole discretion that the completion of the Parkland Acquisition cannot or is not reasonably likely to be satisfied by the Special Mandatory Redemption Date, the notes will be subject to a special mandatory redemption at a price equal to 100% of the initial issue price of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date.

This offering of the notes has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Sunoco plans to offer and sell the notes only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act.

This news release is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Sunoco LP

Sunoco LP (NYSE: SUN) is an energy infrastructure and fuel distribution master limited partnership operating in over 40 U.S. states, Puerto Rico, Europe, and Mexico with an extensive network of approximately 14,000 miles of pipeline and over 100 terminals for midstream operations. Sunoco’s general partner is owned by Energy Transfer LP (NYSE: ET).

Forward-Looking Statements

This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law, including without limitation statements regarding this offering. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in Sunoco’s Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission. Sunoco undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Contacts

Scott Grischow

Treasurer, Senior Vice President – Finance

(214) 840-5660, scott.grischow@sunoco.com

Brian Brungardt

Director – Investor Relations

(214) 840-5437, brian.brungardt@sunoco.com

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